Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in the Registration Statement on Form S-4 of Alliance HealthCard, Inc. and the related Prospectus of Access Plans, Inc. of our report dated March 31, 2008, except for Notes 3 and 20, which are dated January 16, 2009, relating to our audits of the consolidated financial statements of Access Plans, Inc., which appear in the Registration Statement and Prospectus and to the reference to us under the section “Experts” in the Prospectus.
Hein & Associates LLP
Dallas, Texas
January 16, 2009